EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiary of HBT Financial, Inc.
Heartland Bank and Trust Company (Illinois)

Subsidiary of Heartland Bank and Trust Company
Heartland Real Estate Holdings, LLC (Illinois)